EXHIBIT 99.1

National Western Life Announces Revised First Quarter 2006 Earnings

Austin, Texas, May 17, 2006 - National Western Life Insurance Company (NASDAQ: NWLIA) announced revised consolidated net earnings of $14.0 million, or $3.84 per diluted share, for the quarter ended March 31, 2006. The Company's book value per share at March 31, 2006 was changed to $242.82. The revised figures were a result of an additional charge of $8.1 million, or $2.23 per diluted share, associated with the Company's stock option plan that were not included in the Company's previously announced earnings on May 5, 2006.

During the first quarter of 2006, companies reporting in accordance with generally accepted accounting principles were required to implement a new accounting pronouncement with respect to share based plans such as the Company's stock option plan. The earnings reported in the Company's May 5, 2006 press release reflected implementation of the new accounting pronouncement that management believed best addressed the facts and circumstances pertaining to its stock option plan.

In an extension filing with the Securities and Exchange Commission ("SEC") on May 11, 2006, the Company reported that its independent auditor, KPMG LLP, had informed Company management on May 10th that, in their opinion, the Company needed to implement an alternative method of accounting for its stock option costs under the new accounting pronouncement. The affect of implementing this alternative method versus the method the Company used in reporting earnings in its May 5, 2006 press release was an acceleration of expense recognition associated with its stock option plan. In the extension filing, the Company indicated an additional five days were required to file its first quarter financial results with the SEC in order to perform the necessary calculations and revise its financial statements.

The Company filed its first quarter report reflecting the alternate method of accounting for its stock options and the resultant additional charge with the SEC on May 15, 2006. The Company's reported assets and total stockholders' equity as of March 31, 2006 were $6.4 billion and $876 million, respectively.

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended
	March 31,

	2006	2005

Revenues:
Revenues, excluding realized investment
gains and derivative income (loss)	$119,656	106,330
Derivative income (loss)	15,176	(13,922)
Realized gains on investments	1,423	968

Total revenues	$136,255	93,376

Earnings:
Earnings from operations	$13,120	15,573
Net realized gains on investments	925	629

Net earnings	$14,045	16,202

Basic Earnings Per Share:
Earnings from operations	$3.63	4.34
Net realized gains on investments	0.25	0.17

Net earnings	$3.88	4.51

Basic Weighted Average Shares	3,618	3,591

Diluted Earnings Per Share:
Earnings from operations	$3.59	4.30
Net realized gains on investments	0.25	0.17

Net earnings	$3.84	4.47

Diluted Weighted Average Shares	3,655	3,625

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493
bpribyl@nationalwesternlife.com